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Exhibit 10.25


                           MAXWELL TECHNOLOGIES, INC.
                        EXECUTIVE BONUS PLAN DESCRIPTION
                                     FY '97


OBJECTIVE:     To drive the maximization of company-wide financial performance and shareholder value.

Executive management participating in the Plan will have target bonuses that can vary up to 50% of base salary as set by the CEO.

The following key management positions would be included in the plan:

Division Vice Presidents      Division Presidents
Human Resources Director      Chief Financial Officer
Corporate Controller          Corporate Vice Presidents
                              Corporate General Counsel

The target bonus will be paid to participants in cash following year end results.

The Bonus Schedule would be calculated on Earnings Per Share for the year (calculated after payment of the Profit Sharing Plan and these Executive Bonuses and excluding the effect of extraordinary non-operating events.)

EPS                                     % OF TARGET BONUS
---                                     -----------------

$1.00 or more                           75-100%
$  .70-.99                              50-74%
$  .50-.69                              30-49%
$  .35-.49                              15-29%
Below $.35                              None

The exact percentage within the range for each participant in the plan will be determined by the CEO and based on each individual's performance goals and the resulting impact on the calculation of the earnings per share.